Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

December 19, 2018

To the Board of Directors

Coherix, Inc.

We agree to the inclusion in this Offering Statement on Form 1-A/A dated December 19, 2018 of our report dated March 16, 2018 (except for Notes 3 and 13 to the consolidated financial statements, as to which the date is September 19, 2018), on our audit of the consolidated financial statements of Coherix, Inc. and Subsidiaries as of, and for the year ended December 31, 2016. We also agree to the reference to us under the heading “Independent Auditors” in this Offering Statement.

/s/ George Johnson & Company

CERTIFIED PUBLIC ACCOUNTANTS

Detroit, Michigan